Exhibit 10.13 - Amendment Number Two to Operating Agreement of St. Louis Post-Dispatch LLC

AMENDMENT NUMBER TWO

TO OPERATING AGREEMENT OF ST. LOUIS POST-DISPATCH LLC

This Amendment Number Two (“Amendment”) is made to the Operating Agreement of St. Louis Post-Dispatch LLC ( the “Company”), by and among Pulitzer Inc., a Delaware corporation (“Pulitzer”) and Pulitzer Technologies, Inc., a Delaware corporation (“PTI”) effective this 18th day of February, 2009.

R E C I T A L S:

A. The Company has redeemed all of the membership interests of The Herald Publishing Company, LLC (“Herald”) in the Company (the “Herald Membership Interest”) pursuant to a Redemption Agreement of equal date hereof.

B. As a result of such redemption, all of Herald’s right, title, and interest in the ownership and operation of the Company has terminated, and Pulitzer and PTI (collectively the “Members”) are the sole members of the Company;

C. The Members desire to amend the Operating Agreement of the Company dated May 1, 2000 (and amended June 1, 2001) (the “Operating Agreement”) to recognize and give effect to the termination of the Herald Membership Interest.

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein, the parties agree as follows:

1. Termination of Herald Membership Interest. Herald is removed as a member of the Company. All references to Herald in the Operating Agreement are deleted. In the event the deletion of references to “Herald” causes any provision of the Operating Agreement to have no effect, then such provision is deleted. In the event the deletion of references to Herald results in only a partial deletion of a provision in the Operating Agreement, and such provisions continue to have effect, the parties agree to interpret such provision in a manner which gives effect to such provision without Herald’s interest.

2. Deletion of Provisions. The following provisions of the Operating Agreement are deleted:

(a)	Section 1.1. Certain Definitions including Deemed Value; Herald; Herald Indemnity; Herald Put; Minimum Reserve Amount; Put Price; Put-Related Covenants; Reserve Asset Value.

(b)	Section 3.3(e). Restrictions Relating to Capital.

(c)	Section 3.11. Special Distributions.

(d)	Section 5.4. Reporting.

(e)	Section 5.7. Six Year Projections.

(f)	Section 6.2. Non-Competition.

(g)	Section 7.2. Put Right.

(h)	Section 8.3. Pulitzer Purchase

(i)	Appendix A.

3. Amendment to Provisions. The following provisions of the Operating Agreement are amended.

(a)	Section 2.5 Term. Replace existing Section 2.5 with:

“The existence of the Company commenced upon the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue, unless earlier dissolved and terminated pursuant to Section 8.1, in perpetuity.”

(b) Section 3.1(d) Capital Contributions. Delete that portion of Section 3.1(d) which states:

“and except for payments, if any, under the Herald Indemnity (which payments would be treated as Capital Contributions.”

(c) Section 3.7 Tax Elections. Delete that portion of the last paragraph of Section 3.7 which states:

“Herald agrees not to extend the statute of limitations with respect to partnership items (as defined in Section 6231 of the Code) of the Company unless an extension specific to such items is expressly requested by the Internal Revenue Service. At the request of the Managing Member, Herald will confirm to the Managing Member whether any such statute of limitations has been extended in a date to which any such statute of limitations has been extended.”

(d) Section 3.13 Allocations. Delete that portion of Section 3.13 which states:

“provided, however, that Herald’s share of any such income or gain shall be reduced, but not below one percent (1%) of all such income and gain, to the extent that the allocations of income and gain to Herald in connection with the liquidation of the Company would cause the Deemed Value of Herald’s interest to exceed $325 million as of the Closing Date.”

(e) Section 4.3 Capital Expenditures. Delete that portion of Section 4.3 which states:

“provided that the Company may not fund a capital expenditure out of the assets of the Company unless, after the expenditure, the Reserve Asset Value is at least equal to the Minimum Reserve Amount.”

4. Entire Agreement. Except as provided herein, the Operating Agreement shall continue in full force and effect. Capitalized terms used herein, but not otherwise defined, shall have the meanings set forth in the Operating Agreement.

PULITZER INC.		PULITZER TECHNOLOGIES, INC.

By:	/s/ C. D. Waterman III	By:	/s/ C. D. Waterman III
	C. D. Waterman III		C. D. Waterman III
Its:	Secretary	Its:	Secretary

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